Exhibit 24.02

EL PASO ELECTRIC COMPANY
CERTIFICATE OF RESOLUTION

I, Guillermo Silva, Jr., Secretary of El Paso Electric Company, a Texas corporation (the “Company”), do hereby certify that attached hereto is a true, correct and complete copy of the resolution authorizing signatures pursuant to the Power of Attorney for the 2001 Form 10-K, duly adopted by the Board of Directors of the Company at a meeting of said Board duly convened and held on February 7, 2002.

IN WITNESS WHEREOF, I have set my hand and have affixed the seal of the Company on this 14th day of March, 2002.

/s/ GUILLERMO SILVA, JR.
Guillermo Silva, Jr.
Secretary

(Corporate Seal)

EL PASO ELECTRIC COMPANY
RESOLUTION TO THE BOARD OF DIRECTORS
FEBRUARY 7, 2002

FURTHER RESOLVED, that Gary R. Hedrick, J. Frank Bates, Terry Bassham, Raul A. Carillo, Jr. and Guillermo Silva, Jr. are each hereby duly appointed the Company’s, and its Officer’s and Directors’, true and lawful attorneys-in-fact and agents, for its place and stead, in any and all capacities, with full power to act alone, to sign the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 Form 10-K”) and in any and all amendments thereto, and to file such 2001 Form 10-K and each such amendment, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto each of the said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.